STATE OF CALIFORNIA
CERTIFICATE OF OWNERSHIP

(Pursuant to Section 1110 of the California Corporations Code)

MERGING

CyberDefender Corporation, a California corporation

INTO

CyberDefender Corporation, a Delaware corporation.

Gary Guseinov and Kevin Harris do hereby certify:

1.	They are the Chief Executive Officer and Secretary, respectively, of CyberDefender Corporation, a California corporation (“CyberDefender California”).

2.	CyberDefender California owns 100% of the outstanding shares of capital stock of CyberDefender Corporation, a Delaware corporation (“CyberDefender Delaware”).

3.
The Board of Directors of CyberDefender California, by unanimous written consent, dated April 8, 2010, and the shareholders of CyberDefender California, by a vote that equaled or exceeded the vote required, approved the Agreement and Plan of Merger, by and between CyberDefender California and CyberDefender Delaware, in the form attached to this certificate as Exhibit A (the “Plan of Merger”).  The Plan of Merger is incorporated by reference as if fully set forth in this certificate.

4.	The Board of Directors of CyberDefender Delaware, by unanimous written consent, dated May 19, 2010, approved the Plan of Merger.

5.
A Certificate of Ownership and Merger with respect to the merger of CyberDefender California into CyberDefender Delaware was filed with the Secretary of State of the State of Delaware on May 25, 2010 and is attached to this certificate as Exhibit B and incorporated by reference as if fully set forth in this certificate.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Ownership as of the 27th day of May, 2010.

/s/ Gary Guseinov
Gary Guseinov, Chief Executive Officer

/s/ Kevin Harris
Kevin Harris, Secretary